On October 22, 2014,The Interpublic Group of Companies, Inc. held a conference call to discuss its third quarter and first nine months of 2014 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies David Bank RBC Capital Markets Brian Wieser Pivotal Research Group Peter Stabler Wells Fargo Securities	Benjamin Swinburne Morgan Stanley Barry L. Lucas Gabelli & Company William Bird FBR Capital Markets Daniel Salmon BMO Capital Markets James Dix Wedbush Securities Tim Nollen Macquarie

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third quarter 2014 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to uncertainties and the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry and thank you for joining us this morning as we review our results for the third quarter and nine months year-to-date. As usual I’ll start out by covering the highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by Q&A.
We are pleased to report a strong quarter and nine months. Our revenue growth in the third quarter was 8.3%, driven by 6.3% organic growth and 1.7% from acquisitions, with an additional 30 basis points from currency. Operating margin expanded 100 basis points, to 9.3%, and operating profit increased 21%. Q3 earnings per share were up 24% to $0.21 per share from last year’s adjusted EPS.
For the year to-date, organic growth was 5.9%, operating margin has expanded 120 basis points, and our operating profit has increased 30%.
Our people can take pride in this performance, and we thank them for their efforts and dedication.

Turning to more color on the third quarter revenue, our growth in the U.S. was 8.7%, driven by a 7.9% organic increase. This strong performance reflects contributions from all of our major disciplines, including advertising, marketing services and media. We had especially notable growth from our digital services across the portfolio.
Among our agencies, McCann, FCB, Mediabrands, Huge and our marketing services specialists in CMG all grew at high levels in the U.S. Top client sectors helping to drive domestic growth were healthcare, food & beverage and auto & transportation.
International growth continued to be solid, with a 4.2% organic increase in Q3. We grew in all major regions, with the exception of Continental Europe. Organic growth was 12.2% in the U.K., 8.2% in LatAm, 2.7% in AsiaPac and 1.7% in our group of Other Markets. Continental Europe decreased 1.3% organically. International growth was strong at Lowe & Partners, within digital services at R/GA, and in marketing services at Weber Shandwick and Octagon sports marketing.
Another highlight of the quarter was that we continued to build on our new business record for the year. We were pleased to add important assignments from Pizza Hut, Cisco, ULTA, Office Depot and Choice Hotels. As a result, our net new business year-to-date remains positive.
Turning to operating expenses and margin in the quarter, underneath revenue growth of 8.3%, total operating expenses increased 7.1%. We had leverage from a year ago on base payroll and on our office & general expenses. Within our salaries & related expenses, our strong performance led to higher accruals for employee incentives and performance bonuses compared to Q3 last year.
In Q3, we repurchased 3 million shares for $51 million. Over the trailing 12 months, we’ve utilized $349 million for repurchases and $152 million for shareholder dividends. This means that, since initiating our return-of capital programs in 2011, we’ve returned a total of $1.8 billion to shareholders through a combination of dividends and share repurchase. As of September 30, $271 million remains on our current share repurchase authorization.
In sum, we are encouraged that performance in the quarter and the nine months is consistent with the competitiveness of our agencies and the high quality of our offerings.
While we are mindful of macro developments around the world, the overall tone of business remains solid. With a strong nine months, we’re confident of our positioning to exceed 4% organic growth for the year, and to increase operating margin by at least 100 basis points for the full year. I’ll discuss this further in my closing remarks.
We continue to focus on the execution of our strategy, which is built on creativity, native digital expertise, emerging markets, integration of services, combined with our discipline on costs. I’ll have more to say about our competitive positioning, as well as provide an update on our agencies, in my concluding remarks.
At this stage, I’ll turn things over to Frank for additional detail on our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning.
As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of results, a number of which Michael touched on, but are worth repeating:

•	Organic growth was 6.3% in the third quarter, with total revenue up 8.3%. U.S. organic growth was 7.9%, and international growth was 4.2%.

•	Operating profit was $171 million, compared with $142 million a year ago, which is an increase of 21%. For the first nine months, operating profit grew 30%.

•	Q3 margin was 9.3%, an improvement of 100 basis points from a year ago.

•	Diluted earnings per share was $0.21, compared with $0.17 a year ago. The comparison excludes the charge for the early redemption of debt in Q3 2013.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, it is worth noting that our Q3 effective tax rate was 41.3%, compared to 36.9% last year, which benefitted from a discrete item in the period. We still expect our normalized rate for the full year will be in a range of 39%.
Turning to revenue on slide 4:

•	Revenue was $1.84 billion in the quarter, an increase of 8.3%.

•	Compared to Q3 2013, the impact of the change in exchange rates was a positive 30 basis points, while net acquisitions added 170 basis points. The organic revenue increase was 6.3%.

•	As you can see on the bottom half of this slide, both of our reported segments had very good growth rates in the quarter:

◦	At our Integrated Agency Networks, the organic increase was 5.5%, led by our three global integrated networks, as well as Mediabrands, R/GA and Huge.

◦	At CMG, organic growth was 9.9%, which reflects continued outstanding performance at our PR agencies, Jack Morton in events, and Octagon sports marketing.
Moving on to slide 5, revenue by region:

•	In the U.S., Q3 organic growth was 7.9%. Our top client sectors were healthcare, food & beverage and auto, and we had strong growth across all of our major disciplines.

•	Turning to international markets:

o	We had strong U.K. performance of 12.2% organic growth, with contributions from all of our agencies.

It’s worth noting that total growth in the U.K. was 27%, which includes the 12% organic and another 6% from acquisitions in the region, notably FCB Inferno and Profero. About 9% was attributable to the stronger pound sterling.

o	Continental Europe decreased 1.3% organically. Germany and Italy decreased, while France was flat and Spain grew solidly.

o
In AsiaPac, our largest international region, Q3 organic growth was 2.7%. Excluding the quarterly volatility of our events business, organic growth was approximately 4%, which is on top of 11.3% growth in Q3 2013. For the nine months, regional organic growth was 5.9%. Of note, we were led by growth this year in China, Australia and Singapore, while we saw decreases in Japan and India.

o	In LatAm, organic growth was 8.2%, which is on top of 8.0% a year ago. We had growth across most agencies, and were led by increases in Brazil and Argentina.

o	In our “Other Markets” group, which is made up of Canada, the Middle East and Africa, organic growth was 1.7%, driven by organic increases in the Middle East and Canada.
On slide 6, we chart the longer view of our organic revenue change on a trailing-12-months basis. The most recent data point is 5.2%.
Moving to slide 7, operating expenses:

•	Third quarter operating margin grew 100 basis points to 9.3%.

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Our ratio of salaries & related expenses to revenue in Q3 was 64.9% this year, compared with 64.3% a year ago, with incentive and bonus accruals higher this year due to performance. Through the nine months, our SRS ratio improved 20 basis points.

o
Our expense for base salaries, benefits and tax as a percent of revenue in Q3 improved to 53.8%, compared to 54.6% a year ago. The BBT ratio has improved by 50 basis points for the year-to-date period.

o	Expense for temporary labor in Q3 was 3.9% of revenue, compared with 3.8% a year ago.

o	Severance expense was 60 basis points of revenue, compared with 120 basis points in Q3 2013.

o	Incentives were 3.5% of revenues in Q3, and other salaries & related expense was 3.1% of revenues, with both items reflecting higher performance-based accruals compared to a year ago.

o
Total headcount at quarter-end was approximately 47,200. Our average headcount in the quarter was up 4.0% from a year ago, which consisted of 2.3% organic increase and 1.7% due to acquisitions. The increases were higher in the growth areas of the portfolio, such as digital, media and PR, as well as in growth regions of the world and to support new business wins.

•	Turning to office & general expenses, on the lower half of the slide:

o	The year-on-year organic increase in O&G expense was only 40 basis points, and O&G expenses were 25.8% of Q3 revenue, an improvement of 160 basis points from a year ago.

o
Within our O&G categories, compared to last year we had 50 basis points of operating leverage on occupancy expense, 20 basis points on telecoms, office supplies & travel and 10 basis points on professional fees. In addition, our category of ‘all other’ [O&G] expenses decreased by 80 basis points of revenue, as pass-through expenses and related revenues decreased from a year ago. These expenses are mainly in our events business and direct marketing disciplines.

On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 9.9%, which excludes the restructuring expense in Q4 2013.
Turning to the current portion of our balance sheet on slide 9, we ended the quarter with approximately $902 million in cash and short-term marketable securities, which compares to $1.00 billion a year ago. We have returned approximately $500 million to shareholders over the last 12 months in share repurchases and common stock dividends.
On slide 10 we turn to our third-quarter cash flow:

•	Cash provided by operations was $176 million, compared with $161 million a year ago. Within that, working capital was a use of $11 million this year, compared with a source of $38 million in Q3-13.

•	Investing activities used $42 million in the three months, primarily for cap-ex.

•	Financing activities used $86 million, mainly in capital returned to shareholders: $51 million for share repurchases, and our common stock dividend was $40 million.

•	Our net increase in cash and marketable securities for the quarter was $1 million. That compares with a use of $614 million a year ago, which included $630 million for the redemption of our 10% debt.
On slide [11], we show debt deleveraging from a peak of $2.35 billion in 2007 to $1.76 billion at the most recent quarter end. You will recall that in Q2 this year we issued $500 million of new ten-year notes at 4.20% and redeemed our 6.25% $350 million notes.
In summary, on slide 12, we are pleased with our revenue growth and profit performance in the quarter, and with a strong nine months, we are on track relative to our financial objectives for the year.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Well, you can see from our results that, in a dynamic consumer and media landscape, the value proposition of our agencies remains highly relevant to our clients. The strength of our agency brands and the quality of the work we are doing across all marketing disciplines continues to drive very solid growth.
Our performance is the result of a series of long-term strategic decisions, which we have backed with significant investment over time. As we have shared with you in the past, our focus has primarily been in upgrading and developing talent — in senior leadership, strategic and creative roles — and building digital capabilities into all of our agencies, as well as on investing in our largest and fastest growing markets.
These priorities are a common denominator in the strong performance we are sharing with you today. We’re seeing the benefit of successful transitions of senior agency leadership, stronger and more effective creative ideas, and our ability to leverage that creativity in an increasingly digital and data-driven world.
For some time, the emphasis in our approach to digital has been to embed talent and expertise within our agency brands, in preference to digital silos. This results in campaigns and client solutions that are fully integrated and multi-channel from the start, whether they are coming out of our PR agencies, our experiential and shopper marketing agencies, the global advertising networks or U.S. independents, or from our media specialists.
Separately, as a result of sustained and targeted investment, we also have within our portfolio a number of the top digital brands in the industry. These include R/GA, Huge, MRM in McCann, Cadreon within Mediabrands and Profero at Lowe. Each of these companies has been an important contributor to our growth this year.
We have also continued to invest in high-growth global markets. We have exceptional agencies and a strong competitive position in countries such as Brazil, India and the MENA region, and we’ve supplemented through M&A. In other markets, such as China, we have invested organically into top-level talent and successfully exported capabilities such as digital, PR and healthcare marketing. The result is that, over the last five years, our revenue has grown approximately 75% in India and China, and over 80% in the LatAm market.
An additional focus in our strategic development has been our deployment of an “open architecture” model that calls upon the best talent throughout IPG agencies to deliver tailor-made solutions that meet the needs of our clients. This type of approach has been taking on greater importance to global clients. Our customized brand of integration is differentiating us in the marketplace, and we’ve prevailed in a number of the industry’s most competitive consolidations in recent years, which has made a notable contribution to our growth.

Looking more closely at agency performance during the third quarter, it bears noting that McCann Worldgroup saw continued growth with core global clients and additional success on the new business front. Recent wins include significant assignments from Office Depot, which was pitched in collaboration with UM, as well as Choice Hotels. Outside of the U.S., McCann was awarded Coke in China and a noted telecom brand, EE, in the U.K. McCann’s increased creative standing was again recognized earlier this month, at the prestigious Drum awards, where McCann was awarded “Agency Network of the Year” for the second consecutive year.
FCB continues to make progress in its transformation. During the quarter, the agency finalized upgrades in key markets, namely New York, London and Shanghai. We saw important wins out of Chicago and New York with Nestlé, and the agency overall is showing growth, led by areas of deep expertise such as its best-in-class offerings in healthcare and shopper marketing.
At Lowe, we are seeing a welcome development as the agency’s roster of multinational clients has added both Cadillac and SEAT during the past year. Lowe also won a global assignment from Lenovo, and, heading into 2015, the agency will build out its New York presence to support Cadillac. The integration of Profero as a native digital capability is being well received by pitch consultants and, in the third quarter, has already resulted in new business.
At Mediabrands we continue to deliver fully competitive traditional media buying to major clients, as well as contemporary services in areas such as automated programmatic ad buying, data and analytics. During the quarter, UM won Office Depot’s media assignment in the joint pitch with McCann. More recently, UM announced a significant two-year deal with Facebook to provide our clients advantaged access to data, insights and ad targeting opportunities. Mediabrands Publishing was named the social AOR for Chrysler, and will deliver community management across eight Chrysler Group brands globally. Orion also continued to be a strong performer within the group.
In the third quarter, we saw good growth across our portfolio of digital specialists. MRM McCann was named the “agency of record” for Cisco. R/GA continued to grow internationally. Huge also continued its strong growth, with advances in several client sectors, including financial services, auto and technology.
We highlighted earlier that our marketing services specialists in CMG grew 10% in the quarter, and 8% for the nine months, led by public relations, events and sports marketing. Social media and content creation have been major drivers of growth at our public relations agencies, and Weber Shandwick has originally built what could well be the largest social media agency in the U.S. Golin is following suit, and we recently acquired Genuine, a strong digital agency that will power Jack Morton’s digital development. Continuing to enhance these type of leading-edge offering across CMG remains a priority, which we believe will be a key driver of growth for this very dynamic unit within our portfolio.
Our U.S. independent agencies continue to be an area of strength for Interpublic, and during the third quarter, we saw Deutsch LA win the Pizza Hut account, Mullen win ULTA Beauty and The Martin Agency, which works closely with FCB around the world as part of our “open architecture” team for Mondelez, was named AOR for Ritz Crackers.
Strategically, we remain well-positioned to succeed in an increasingly fragmented, data-rich and consumer-driven marketing landscape. We’ve made good investments in talent, grown our digital capabilities and used targeted M&A to build our presence in high-growth regions. The benefits of our strategic approach to M&A, with digital and high-growth markets as key areas of focus, were evident in the 170 basis points of growth that recent acquisitions contributed to growth in the quarter. Our strong U.S. operations are a further source of stability during volatile times. And the levels of industry recognition that we have received in recent years, in all marketing disciplines, are unprecedented in the history of IPG and speak to the quality of our offerings.
In sum, the tone of business continues to be solid and our agencies are competing effectively around the world. We are pleased with strong performance on both the top and bottom line through the first nine months of 2014, which puts us solidly on track to achieve or exceed our targets for the full year. We remain committed to the capital return programs that have seen us put $1.8 billion to work on behalf of our owners.
With our largest quarter ahead and increased macro uncertainty, particularly in Europe, we will remain focused on ensuring we meet or exceed our targets for the year and put ourselves in position to build on our positive momentum as we head into 2015, thereby allowing us to continue to deliver increased shareholder value.
I thank you, and now open up the floor for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from Alexia Quadrani from J.P. Morgan. You may ask your question.
Alexia S. Quadrani, J.P. Morgan:
Thank you. You guys continued to see very impressive revenue trends all year, with particularly good numbers this quarter. My question is, there’s a lot of your businesses that are doing well, which you gave us great detail on on the call, but if you were thinking about what was the biggest delta, what really changed? What has changed this topline trend from previous years? Is it really the new business becoming more of a tailwind versus a headwind, or are you also seeing healthier budgets? I guess any color on that would be great.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, one of the biggest drivers for us is the U.S. Let’s not forget, 57% of our business comes from the U.S., and the strength of the U.S. markets is evidenced by our growth in the U.S.
We’ve always said that the strength of our offerings in our existing global clients, as well as our existing U.S. clients, is domestic clients abroad, is the strength of IPG. We’ve always mentioned the best thing we can do is close the back door and make sure we focus on our existing client base, and we’ve seen that occurring over the last year or so, and that’s a big contributor to our results.
It doesn’t hurt of course to be winning and be net new business positive, and that’s what we’re going to see lead to the growth in the out years. In the coming year, we’re not seeing a significant amount of the new business wins pick up in our results for this year, but we will see them in the future years, Alexia.
Ms. Quadrani:
To that point, if I could have one follow up. Given your very strong recent new business performance, is there any further color you can give us in terms of what kind of tailwind or lift we should expect in the next couple of quarters?
Mr. Roth:
I was waiting for that Alexia. [Laughter] Right now, it’s too soon for us to talk about next year for sure. Right now we’re focusing on closing the year very strongly. We do have some client losses that we’re going to be rolling through and cycling through in the fourth quarter. We have new business wins that offset that in the fourth quarter, and we hope to hit 2015 with those kind of losses’ impacts behind us. So, the fourth quarter, we will continue to see some drain from some of those clients losses, offset in part by the net new business wins.
Ms. Quadrani:
Okay, thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question comes from John Janedis with Jefferies. You make ask your question.
John Janedis, Jefferies:
Hi, thank you. Frank, your bogie on the SRS line has been in the 60% range. Is that a level you’re still comfortable with as you think about your positioning and investments to remain competitive in the market?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
It is, John. I mean you look at this quarter, we saw 70 basis points of leverage when you look at just base benefits, tax and temporary help, which are the folks day-to-day doing the work. We do have an increase in the incentive accrual this quarter, but that’s just because of our performance through nine months and how we feel for the year. But to close the gap from where we are to where we want to go to, 60% I think is still a reasonable target.
Michael Roth, Chairman of the Board and Chief Executive Officer:
John, when you look at specific agencies, we have a number of agencies that are below that, okay? So it’s not a goal that is impossible to achieve. A lot goes into those numbers in terms of onboarding new business wins and so on. But it’s certainly the line in the sand that we draw, because, let’s face it, we have a variable cost model, and our significant costs are reflected in that number. So we see enhanced operating margins by getting that in line.
Mr. Janedis:
Okay. Thanks. And, just separately. obviously, programmatic has been a big topic of conversation. Can you remind us how large it is for you and to what extent grossing up the buy does or does not contribute to your reported growth?
Mr. Roth:
Well, that’s a great question, kind of relevant to what’s going on in the world today. We don’t like to give out numbers, and programmatic versus automation, we think it’s all part of the technology that’s being brought to the way we buy media. If you want to use a number on a global basis, let’s use something like 7% in terms of programmatic. And it’s higher in the U.S., so roughly around 10%.
But the more important issue is the one you raise, and that is, how do we deal with that in terms of meeting the needs of our clients? You’ve heard us say this before: we’re agnostic in terms of how we deal with the fragmented media that is out there. What that means is, we have to be independent in terms of advising our clients where they place their media dollars. We believe that it’s inconsistent with being agnostic to take an equity position in the offerings that we provide.
So what you see in our organic numbers is a pure organic number. We’re not fronting, if you will, media owned and then take it out on the bottom in terms of expenses. So our organic number is not grossed up as some of our competitors have in terms of the media position.

Now, obviously this is an area of growth that our competitors are showing on the revenue side. We continually look at the marketplace to see whether our model is the best model and how it’s being received by our clients. We continue to believe that one of the issues of programmatic buying is this whole issue of distrust by the clients because they don’t really understand what’s going into this black box. And you’re seeing a number of clients take it in-house. Our approach to dealing with our clients is making sure that they understand what’s in there, and we are consistent with our model of being agnostic.
If the clients on a longer-term basis don’t seem to think that that makes a difference, obviously we’ll relook at our model. But right now, our programmatic buying is growing. We’re making margins on it. Our clients are pleased with what we’re delivering in terms of our targeted marketing in dollars, spending dollars to focus on what the clients’ needs are. And we don’t believe we have to own equity in the offerings that we’re giving.
Now, of course, in Orion, which is our barter business, we do take an equity position, but that’s understood in terms of when we use Orion in the marketplace.
So we’re very pleased with the growth in programmatic. And frankly, right now we think it’s an advantage because clients will look at us as being really agnostic in terms of the way we approach it. And we’ll see how the market — this is still a new market, we’re learning a lot about it.
Our goal is to be, as we said, 50% automated. That’s not just programmatic, it’s the entire way we approach buying media. And what we’ve been doing at Cadreon and Mediabrands is setting the stage in terms of how this should be done. But this is still relatively new, and we’ll move it to marketplace as it develops.
Mr. Janedis:
Thank you.

Operator:
Thank you. Our next question comes from David Bank with RBC Capital. You may ask your question.
David Bank, RBC Capital Markets:
Okay, thanks, guys. As you came out of last year, it looks to me like with almost the ideal operating structure to match the revenue environment, particularly the tweaks you’ve made around Europe. And, knock wood, you appear on track to have generated some pretty tremendous economies of scale on the margin side. So, if you look to next year and the incremental caution that I think everybody in the marketing business seems to have around the marketing environment, how do you start thinking about that operating structure heading into next year? Do you think the environment still matches the structure you have? Or when do you think about how you’re going to have to start tweaking it if you have to, or you feel confident that this environment matches the operating structure you have? Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thanks, Dave. Look, the wildcard here is, for us, is Continental Europe. Last year, we took a $60 million hit in terms of repositioning to match our costs with our revenue. What I’m pleased to say is that we’ve seen the benefit now flow through with respect to that repositioning. But as you see, we’re negative 1.3% in Continental Europe in the quarter. What we stated before for the year, our business plans call for either being plus or minus 1% for Continental Europe. It represents 10% of our business, so therefore — right now we think the repositioning that we’ve taken in 2013 and the flowthrough that we’re seeing is correct.
But we have to continue to monitor that. If we see Germany going into a recession, if we see the entire Continental Europe not recovering or showing any signs of recovery, that’s an area that we’ll constantly watch in terms of getting our costs in line with our revenue. But as far as the rest of the world, I think we’re very well-positioned in terms of our offerings, and that’s why we all have some caution with respect to what’s happening that’s going on.
Mr. Bank:
Okay, thank you very much.

Operator:
Thank you. Our next question comes from Brian Wieser with Pivotal Research. You may ask your question.
Brian Wieser, Pivotal Research Group:
Hi, thanks for taking the question. So I agree the general mood of marketers in industry level seems to be pretty mistrustful these days. Is the only issue that you see out there a matter of the opaqueness in digital media trading and rebates and ad tech and that sort of thing? Or — and this is not for you specifically, but I mean at an industry level — would you see other factors?
And, maybe relatedly, I’m curious about conversations you might have had with clients who’ve considered moving elements like programmatic trading in-house. What do you hear are motivations when they start looking at it? And since most of them ultimately do stay with agencies, what do you hear goes into decision-making they make to keep accounts within one of the agencies?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, the game here is to be more efficient than what you’re doing. Yeah, there’s an element of distrust, because whenever something is new, and people and their clients don’t see exactly where their media dollars —by the way, the reference I made to 7% was with respect to our media spend, not total revenue of Mediabrands, okay? I thought that was clear, but I guess maybe someone had a question on it — but the issue here is clients being comfortable to maximize their efficiencies in how they do this. And they kind of view this as a new area, and they’re going to experiment to see if this works.
This takes a lot of talent; this takes a lot of investment over a period of time. And, frankly, we have not seen a huge amount of our media clients rushing to take this in-house. So I think we’re going to have to watch this very carefully, but if we’re doing our job right in terms of delivering on an efficient basis and delivering the returns and what the clients are looking for through our trading, then there shouldn’t be any need for clients to take it internally.
But, again, this is only a small part of what we do. It’s an important part, but it ties into everything that we do, and we’ll work with our clients as it develops.
But this issue of distrust starts, I think, with this issue of, are we selling something that we have a proprietary interest in? And I know the argument is made, I’ve talked to clients on it, and some clients believe that as long as there’s a wall up there, and they’re getting what they’re paying for in terms of response, then they’re comfortable with it. Other clients seem that there is something inherently wrong with that.
So it’s evolving and we’re going to see — this is not new to our industry. There were times when we’ve seen clients take their entire marketing department in-house, because they feel they could be more efficient and more relevant to what they’re doing. And frankly, over time, we’ve seen that has not worked very well because the talent levels and the expertise and the investment in the technology that we’re making, companies themselves, it’s not a good investment for them if they can use our services on an efficient basis. So I think some clients are going to do it, and it’s a fact, and we’ll deal with it.
Mr. Wieser:
Great. Thank you very much.
Mr. Roth:
Sure.

Operator:
Thank you. Our next question comes from Peter Stabler with Wells Fargo Securities. You may ask your question.
Peter Stabler, Wells Fargo Securities:
Good morning. A couple for Frank. Getting back to SRS, the incentive lines, severance lines, temporary help lines can bounce around a bit, and we can see deleverage on incentives when things are going well, et cetera. Could you help us think about BBT, where that might go, where that could go, as you guys march toward your longer-term target? And then secondly, Frank, any impact from FX on margins at all in the quarter or for the year? Thanks very much.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
First on the FX, Peter, it was roughly 10 basis points, small on margins. With respect to, I’m not going to give a specific number for BBT and temp, but we kind of look at them together. I mean that’s our workforce doing the work, right? So for us to get to our objectives, we need to continue to see leverage there. In the third quarter, we had 70 basis points leverage with those two components combined; for the nine months, 50 basis points.

So we focus very closely on seeing leverage. And to Michael’s point earlier, we have a portfolio of assets, so when we meet with our agencies both in the planning process and the review process each quarter, the key metric we focus on is BBT and temp labor versus growth. And some agencies are very efficient at it, some aren’t. And some of that has to do with timing of onboarding of new clients, or growth in the existing clients. But that’s the key metric from our perspective; we focus on it to continue to make margin progression.
Michael Roth, Chairman of the Board and Chief Executive Officer:
One — a little color on that is, we’re seeing a lot of competition in terms of particularly digital talent out there when we’re competing with the Facebooks and the Googles, and particularly our digital agencies are challenged in terms of recruiting and retaining top talent. So we do see some creep in those areas. But the other side of it, the talent that we’re bringing in has very special talents that are more efficient than what they’re doing, and we’re still going through a transition of our people throughout our organization for people who are expert in the current environment, particularly on the digital side.
So we are seeing a bit of that. It’s not something we don’t deal with in terms of our pricing and so on, but some of it comes into that and it takes us a while to level off in terms of matching those expenses with the revenue. But that’s the way the marketplace is right now, and it’s a goal that we think we can achieve.
And we just have to be diligent, and before we onboard talent that we have them associated with revenues. If you want to look at one of the biggest changes at our company, it’s been the discipline that we’ve instilled in our agencies when we add talent to have it revenue-facing and ascribe that whenever talent is being added and we have a process to make sure that that happens.
Mr. Stabler:
Thanks very much, guys.
Mr. Mergenthaler:
You’re welcome, Peter.

Operator:
Thanks. Our next question comes from Ben Swinburne with Morgan Stanley. You may ask your question.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. I have two for Frank. In the first half of the year, you guys talked about net tailwinds of 100 to 200 basis points, helping revenue. I know in the back half that was supposed to moderate and the comps got tougher, and you obviously put up a big number this quarter. I just wanted to check the Q3. Frank, I don’t know if you would describe it as immaterial, but any sort of sizing for the net impact of those things in the third quarter?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Well, for Q3, I’d say, Ben, it was relatively de minimis. Q4, it’s actually slight headwinds.
Mr. Swinburne:
Okay, that makes sense. And then on the cost line, as we think about the fourth quarter — and this ties into some of the questions you’ve had this morning on incentive comp and other salary lines — I think last year in the fourth quarter when the year ended up solid, maybe more solid than you had thought, and you ended up accruing a decent amount of comp both in incentives and in other SRS in the fourth quarter. So is it, would it be appropriate for us to believe that it’s been a smoother amortization this year, as the year has been sort of strong since day one, and so we don’t have that same risk in the fourth quarter versus last year?
Mr. Mergenthaler:
Yeah, I think that makes sense because, remember, last year in the third quarter, our third quarter was relatively soft. The European issues continued to magnify, we were very concerned, and I think it was in our comments in the third quarter: we could do the year, but we need a strong fourth quarter, and Europe has got to flatten out a bit. That didn’t happen. So it was choppier. But we had other parts of the business that did well. And the interesting thing is, remember our incentives are both top down and bottoms up, so we had a number of agencies last year that did very well, and some agencies and some markets underperformed. But right now, we’ve been pretty consistent through three quarters, so I do think it’s probably a smoother amortization of incentives through nine months.
Michael Roth, Chairman of the Board and Chief Executive Officer:
And the other part of it, the way we structure our incentive comp is performance-based. So that’s the variable in terms of our incentive comp. And that is, if performance is above budget, then we’d see a catch-up where it is; if it’s below, and whether it be by agency or through corporate, we see less of it. So it all ties together to the fact that we are a variable cost model. And that’s the way we manage our business.
Mr. Swinburne:
That’s very helpful. And lastly just on the revenue strength, Michael, you’ve called out a lot of different agencies and disciplines, and I just wanted to check: Omnicom really called out U.S media in particular yesterday driving their business, including, obviously, the impact of programmatic. Fair to say that your strength is maybe more diversified across disciplines and agencies? Or was U.S. media also a big driver of the top line this quarter?
Mr. Roth:
Well, U.S. media is obviously a big component both in our revenue as well as in our profit margins. I don’t know what goes into Omnicom’s numbers. They do call out the programmatic, and they made a point of it in their conference call. Our business is solid across the board, and that’s comforting.
Media, obviously, with all the innovations that are going on out there — this is a confusing world and clients need direction and help, particularly on the media side. And that’s where was the value add is by UM, Initiative and all of Mediabrands, that’s what they do. They’re supposed to take our clients’ money and make it work on an efficient and effective way. And so it’s appropriate that we see growth in margins in those businesses because they’re adding value.

But the rest of our businesses, particularly with the digital and the marketing services, I think that’s one of the strengths when you compare us to our competitors, I think the diversity of our offerings, particularly in the marketing services, the PR and various other marketing services businesses that we have. We’re doing a great job, and it’s showing in our top line and in our margin expansion.
Mr. Swinburne:
Thanks a lot.

Operator:
Thank you. Your next question comes from Bill Bird with FBR. You may ask your question.
William Bird, FBR Capital Markets:
Good morning. Could you talk a little bit about some of your lumpier project-based businesses and how your pipeline looks for those in Q4? And then, separately, could you touch on your new-business pipeline and also any account reviews that might be out there? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah. I’m always reluctant to answer that question, because I tell you right now, we don’t have any major clients in review right now. So I’ll get off this call and I’ll get a call on it. But right now the pipeline is solid. Our project-based business has been strong throughout the year, fourth quarter is always something that we sort of hang on and wait and see. But I think there’s no reason to think that the business won’t continue to be solid. But that’s what we have: a good part of our business comes in in the fourth quarter, which is why many of you are going to ask, why didn’t you up your guidance in terms of your margin and so on. And in terms of current pitches out there, I think the ones you’re seeing in the trades are the ones that are there, and we’re participating in most of them.
Mr. Bird:
Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Thank you. Your next question comes from Barry Lucas with Gabelli & Company. You may ask your question.

Barry L. Lucas, Gabelli & Company:
Thanks very much and good morning.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Hi, Barry.
Mr. Lucas:
Michael, if we come back to the U.S. in this sense: you and Omnicom have put up some very, very strong, organic growth numbers in Q3, well ahead of GDP and inflation, if we use that as kind of the bogie. And it doesn’t feel like client budgets are expanding that much, so who’s losing out there? It should be a share shift, I would think.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I would hope so. [Laughter] Look, I mean, it’s always been both us and Omnicom have always had a stronger presence in the U.S. And although the U.S. isn’t growing at double-digit growth that we’re seeing in Brazil or in China, we’re seeing solid growth in the U.S., and that’s the kind of environment that we can expand margins and grow our business. And if you look at our forecast, the MAGNA forecast, although the growth in the U.S. isn’t — I wouldn’t call it stellar in terms of projections — it’s solid, and it’s solid enough if we deliver that that we should continue to grow and gain market share because of our offerings.
And, frankly, we have a stronger presence in the U.S. McCann in the U.S. as well as worldwide is a very strong force, and we’re seeing it in the new business wins, with McCann in particular. Those were domestic wins, and when we saw Mediabrands participating in that pitch with them, so that’s what’s contributing to this. And, frankly, the U.S. is a good place to be overexposed to in this world of uncertainty right now, and we’re seeing the benefit of it.
Mr. Lucas:
Amen to that.
Mr. Roth:
Yeah.
Mr. Lucas:
One nit to pick —
Mr. Roth:
Okay.
Mr. Lucas:
— for either of you, and that is, despite some meaningful share repurchases since the program was instituted, the average diluted share count year-over-year is unchanged. So are you shoveling options out, or I mean when do we see the share count really shrink?

Mr. Roth:
Well, I think, we’ll continue. We still have $271 million of authorization. And as I said in my prepared remarks, we’re committed to returning that to our shareholders in the form of dividends and buybacks, and we will continue to pursue that. And I understand your point. We were out of the market a little bit for various reasons, but it’s still an important part of our overall shareholder value enhancement program.
Mr. Lucas:
Thank you, Michael.
Mr. Roth:
Thank you, Barry.

Operator:
Thank you. Your next question comes from Dan Salmon with BMO Capital. You may ask your question.
Daniel Salmon, BMO Capital Markets:
Great, thanks. Michael, in your prepared remarks you talked a little bit about the PR agencies and Weber possibly being the largest social agency out there. You also mentioned content creation. And I just want to ask a little bit more about that in the broader area of content marketing and where you’re seeing demand from clients. Maybe certain verticals, is it more B2B, or does B2C play a roll in here? And then maybe some areas outside of the PR agencies where you’re seeing business grow there.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, it’s always been interesting is where does social media belong. And if you go back to my remarks a while ago, I’ve always said that we have social media expertise across all of our disciplines. But if you really go to the heart of it, PR is a natural sweet spot for social media to sit. And fortunately our agencies, particularly Weber and Golin, addressed that issue very early on, and particularly at Weber. They have a significant part of their practice is managing social media, and they’ve done well at it. In fact, they’ve had awards with respect to that. So I think that should continue.
And there’s an area where clients take a look and see whether they should be bringing that in-house or not, but even with that exposure, we’ve seen growth in those markets, and we think it’s a real strength of our PR businesses.
Now clearly, the whole shift to digital in the PR side has been significant, as well as some of the advertising part of the PR business. One of the things we’re seeing is bringing together of all the various disciplines. You see it in our digital agencies doing some creative work, we’ve seen some — R/GA in particular, for example, had some very notable campaigns out there where they were doing both the creative as well as the digital — and then you turn to our normal traditional advertising agencies, and their strengths are in the digital and PR as well.
So we’re seeing across the board all of our agencies, whether which services they’re in, looking at that integrated offering as the way to deal with our clients. Because, frankly, clients want to see that. So it’s been an important part of what we’ve been doing. And I think we’re seeing the results of that. Our clients are looking to our agencies to provide that kind of support.
And the other part of it that we do well, is if a particular agency doesn’t have that expertise, they can look to other IPG agencies to help. So it’s not uncommon to reach out to our PR agencies, it’s part of an agency of record to bring in on an integrated offering. So it’s all working.
Mr. Salmon:
Maybe just a follow-up on the concept marketing idea specifically —
Mr. Roth:
Oh, yeah. I’m sorry.
Mr. Salmon:
Is it just certain verticals or anywhere that you’re seeing particular strength?
Mr. Roth:
Well, look, if you just look at the healthcare, healthcare is one that we’re seeing. It was in a lull for a while as patents were expiring and everything. So we’re seeing new products, and we’re seeing a good — in fact, healthcare was our fastest growing in the quarter. And there in particular, I think content is a very important part of what we’re doing with respect to healthcare clients.
Auto was another. We’ve seen good growth there, and that one is a combination of content as well as traditional. So it’s not by accident that the sectors that are growing more rapidly — retail was another one.
And that’s where we saw our growth in the quarter. We saw healthcare was up 13% on a year-to-date basis; auto was up 11%; retail was up 10%. So these are not by accident that they’re growing, because we’re giving content as well as traditional types of offerings to those clients.
Mr. Salmon:
Great, thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Sure.

Operator:
Thank you. Our next question comes from James Dix with Wedbush Securities. You may ask your question.
James Dix, Wedbush Securities:
Good morning, gentlemen.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, James.
Mr. Dix:
Two questions. There has been talk by some that there’ve been consolidation pitches in the media business for a while and that may increasingly be a trend that you see in other disciplines, spreading to other disciplines. I was wondering whether you are seeing that, whether you think that would continue, if so, and do you think that helps you potentially pick up share versus other competitors?
And then, secondly, in terms of industry structure, there’s obviously been talk about M&A, not just in the agency space, but in other parts of the media value chain. And there has been some discussion about where/how consolidated clients want the agency business to ultimately be, and that maybe there was some tacit pushback to further consolidation that might have been an issue with Publicis and Omnicom. So do you hear any of that from clients, that they kind of like the number of global competitors that are out there now, and that they might have a problem if it, if that number narrowed too much? Thanks a lot.
Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s an interesting question. Look, there is no question that, with respect to global clients, they like the healthy tension of having at least two global holding companies in there, and frankly it works. And a lot of our clients, we’ve had long-lasting relationships with multinational clients that we’ve been sharing with other holding companies. And, yeah, it does keep us extra on our toes, and clients like to see that. And there were some risks on the Publicis-Omnicom transaction, particularly on the conflict side with respect to that. I don’t think that was the reason the transaction ran into problems, but there is always that issue of conflicts and clients liking to see some healthy tension within their agencies of record. So I think that’s part of it.
On the media consolidation, if you look at the big pitches that have occurred in the last year or so, certainly media is an important part of it. Bifurcation of buying and planning is part of that. The media guys hate when I talk about buying being a commodity. Certainly the clients, some clients out there, view that — we don’t think of it that way. We think there is a value add, and I think just looking at programmatic opportunities, that’s one of the reasons why it’s not just a pure commodity, there is a technology and art to doing that. But I think we’re going to continue to see media consolidation because clients believe that there’s money to be had by putting the various holding companies, if you will, on a competitive pitch on the media side of the business, and that one has a tendency to be the first place that multinational clients in particular look to consolidate their agencies.
And we’ve done well in those pitches. That’s where this whole issue of scale does come into play, and we certainly have a seat at the table at these multinational pitches. Some of our smaller competitors don’t have that kind of breadth and depth in terms of the offerings, and that’s why you’re seeing those consolidations come down to various holding company pitches.
And we think we add value to that in terms of our expertise, and we do use the integration as part of the reason why it would work more efficiently. But I do think we’ll continue to see that because there’s pressure on our clients to provide bottom-line savings. And the perception out there is that if we can show that for less money we can be more effective and place their media dollars in a more efficient way and better reach for less dollars, that’s what clients want to see. And by calling a pitch, they get to see that firsthand from all the different competitors. So that’s the nature of our business.
Mr. Dix:
Great, thanks very much.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome

Operator
Thank you. Would you like to take another question at this time?
Jerry Leshne, Senior Vice President, Investor Relations:
Sure, one more question, please.
Operator
Sounds great. Then our final question comes from Tim Nollen with Macquarie. You may ask your question.
Tim Nollen, Macquarie:
Hi, thanks for the information, the rundown of your individual agency performance. It’s nice to hear, what sounds like a pretty full list of your agency roster doing well, which is — has been a change over the years, obviously. My question is, do you feel like you really have your businesses where you want them to be now, and if so what would hold you back from getting up to a peer level margin in a few years time, which you had spoken about not too long ago? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, our main objective continues to be to expand our margins to peer level. And as you can see we’re very pleased with the performance so far this year in achieving that goal, and that is our primary focus in terms of ways to enhance shareholder value is to get to those competitive margins.
The way to do that is to earn it, and we’re pleased with the changes we’ve made at all of our agencies, the leadership changes that we’ve made are working well. Again, I’m kind of superstitious, so I don’t like to talk about it. But the nature of our business is that there are changes here and there, but I’m very pleased what our people have done, particularly in the changes at McCann. You can see it in the results that’s happening over there. FCB with the new leadership there, we’re seeing positive trends from there. And what we’ve done with Lowe in particular in terms of adding Profero and Campbell Ewald to the Lowe portfolio.
Our goal was to have three global networks, and obviously that’s part of the improvements that we’re seeing in the results. And couple that with our strong marketing services and our media business, we’ve got everyone contributing to our growth, and that’s why we’re comfortable when we say that we’re going to achieve our competitive margins that we’ve laid out there.

And the issue for us right now is, how fast do we get there. And that is going to be a subject of the macroeconomic environment. If the macroeconomic environment continues to be solid, particularly in the U.S., then we’re comfortable to getting to those objectives on a shorter timeframe. And that’s — if you look historically as to why we had some setbacks in terms of achieving that, that’s the result of, as you’ve pointed out, some hits we took in our networks, but more importantly the macroeconomic environment. So right now, we’ve got our heads down focusing on what has to be done to deliver that.
Mr. Nollen:
Good, thanks.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you all, and we appreciate the support. And we look forward to our next call. Thank you.
Operator:
Thank you. And this does conclude today’s conference. . . .
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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
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•
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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.